EXHIBIT 99.1

CONTACT: David L. Piazza Vice President, Finance 703.742.5312 dpiazza@quadramed.com

QUADRAMED FILES REGISTRATION STATEMENT FOR RESALE OF

PRIVATELY PLACED SECURITIES

RESTON, VA—(January 22, 2004)—QuadraMed® Corporation (OTCBB:QMDC.OB) filed a Form S-1 yesterday with the United States Securities and Exchange Commission to register for resale securities previously issued by QuadraMed in April 2003 in a private placement. The securities include the 2008 Notes, and shares underlying warrants issued in connection with the 2008 Notes. The registration statement was filed pursuant to a Registration Rights Agreement between QuadraMed Corporation and the 2008 Noteholders. All of the securities being registered are being offered by the holders of the securities. QuadraMed will not receive any proceeds from any sale of the registered securities. Copies of the prospectus should be obtained from the selling security holders named in the registration statement.

The aforementioned registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement.

QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed’s EDGAR CIK (Central Index Key) No. 0001018833).

QuadraMed, Affinity, and Quantim are registered trademarks of QuadraMed Corporation. All other trademarks are the property of their respective holders.

###